EXHIBIT 99.1
National Western Life Group, Inc. Announces 2019 First Quarter Earnings

Austin, Texas, May 9, 2019 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today first quarter 2019 consolidated net earnings of $40.2 million, or $11.37 per diluted Class A common share, compared with consolidated net earnings of $26.9 million, or $7.60 per diluted Class A common share, for the first quarter of 2018. The Company's book value per share as of March 31, 2019 was $545.35.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $36.5 million for the quarter ended March 31, 2019, or $10.34 per diluted Class A common share, compared to $26.4 million, or $7.46 per diluted Class A common share in the same period for 2018. Earnings from operations for the quarter ended March 31, 2019 include two months of results for Ozark National Life Insurance Company (Ozark National) and N.I.S. Financial Services, Inc. (NIS) which were acquired effective January 31, 2019. Mr. Moody commented on the earnings results saying, "We were very pleased to complete the acquisition of Ozark and NIS during the first quarter and to welcome them into our family of companies. Even more rewarding was seeing the incremental value that their operations are already contributing to overall results for the company." Mr. Moody noted that consolidated net earnings for the first quarter included $3.3 million from the operations of Ozark and NIS.

Total revenues increased 100% in the first quarter of 2019 to $217.9 million from $109.0 million in the first quarter of 2018. Operating revenues, excluding investment and index options gains and losses, increased to $171.3 million in the quarter ended March 31, 2019 from $152.8 million in the comparable quarter of 2018. Mr. Moody indicated, "In addition to integrating Ozark and NIS, we were able to accomplish another strategic objective during the quarter of divesting ourselves of the two nursing home operations we had owned. They were not part of our long term plans and we were able to sell them for a combined pretax gain of nearly $5 million which added to the results for the quarter." Mr. Moody noted that one of the nursing home sales was completed during the first quarter while the second nursing sale closed subsequent to the end of the quarter.

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company and Ozark National Life Insurance Company, stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At March 31, 2019, the Company maintained consolidated total assets in excess of $12.6 billion, consolidated stockholders' equity of approximately $2.0 billion, and combined life insurance inforce of $24.6 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended
	March 31,
	2019	2018
Revenues:
Revenues, excluding investment and index option gains (losses)	$171,277	152,801
Realized and unrealized gains (losses) on index options	42,003	(44,394)
Realized gains on investments	4,629	611
Total revenues	217,909	109,018

Earnings:
Earnings from operations	$36,541	26,392
Net realized gains on investments	3,657	483
Net earnings	40,198	26,875

Net earnings attributable to Class A shares	39,061	26,115

Basic Earnings Per Class A Share:
Earnings from operations	$10.34	7.46
Net realized gains on investments	1.03	0.14
Net earnings	11.37	7.60

Basic Weighted Average Class A Shares	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$10.34	7.46
Net realized gains on investments	1.03	0.14
Net earnings	11.37	7.60

Diluted Weighted Average Class A Shares	3,436	3,436

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com